CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of January 1, 2013, is made by and between Duke Energy Corporation (“Duke Energy”) and John R. McArthur (the “Consultant”) (collectively referred to herein as the “Parties” and individually as a “Party”).

1.          Scope.  The Consultant will provide advice and consulting services on matters relating to legal, regulatory and legislative policy issues advanced by Duke Energy before the North Carolina General Assembly and the North Carolina Utilities Commission (the “NCUC”), as well as on methods and procedures for maintaining good relationships with government officials in North Carolina, as may be requested from time to time by the Executive Vice President for Regulated Utilities of Duke Energy (the “Services”).  The Consultant will perform all Services requested by Duke Energy in a competent manner using reasonable care and diligence and will only interact or correspond with the NCUC and other government or regulatory officials regarding Duke Energy at the request, and with the advance permission, of Duke Energy.  The Consultant will predominantly provide the Services in Raleigh, North Carolina, but may be required to travel from time to time in order to perform the Services.

2.           Status as an Independent Contractor.  The relationship of the Consultant with Duke Energy will at all times be that of an independent contractor and not an employee or agent.  The Parties acknowledge and agree that Duke Energy shall not exercise general supervision or control over the time, place or manner in which the Consultant provides the Services.  The Consultant will have no authority to (i) bind Duke Energy, its subsidiaries, affiliates or related entities, or (ii) act, incur any liabilities or obligations, or make any representations or warranties on its or their behalf.  Nothing in this Agreement will be construed to create a partnership, joint venture, agency or employment relationship between Duke Energy and the Consultant.  The Parties acknowledge and agree that the Consultant will not be required to provide more than 40 hours of Services pursuant to this Agreement in any calendar month.

3.             Fees and Reimbursement.  During the term of the Agreement, Duke Energy will pay the Consultant a retainer, payable in arrears, of $14,880 per month, for Services requested by Duke Energy and provided by the Consultant.  The Consultant will return all Duke Energy property to Duke Energy at the end of the Consulting Term (as defined below).  Duke Energy also will reimburse the Consultant for actual, necessary, and reasonable out-of-pocket business-related expenses that the Consultant incurs providing the Services requested by Duke Energy.  On or before the first day of each month, the Consultant agrees to submit to Duke Energy his invoice for any reasonable out of pocket businesses expenses incurred by Consultant during the prior month, with such business expenses to be documented on a form prescribed by Duke Energy and substantiated by receipts in a manner consistent with Duke Energy’s policies and Duke Energy agrees to pay Consultant's invoice for reasonable expenses no later than the thirtieth (30th) day thereafter.  The Parties agree that, except as specifically set forth in this Section 3, the Consultant shall be entitled to no compensation or benefits from Duke Energy with respect to the Services, shall not be eligible to participate in any employee benefit plans of Duke Energy and its subsidiaries and affiliates in connection with providing Services and shall not be credited with service or age credit for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of Duke Energy or its subsidiaries or affiliates.

4.        Duration and Termination.  This Agreement will commence on January 1, 2013 (“Effective Date”) and expire/terminate on December 31, 2014, unless earlier terminated pursuant to the terms of this Agreement (the “Consulting Term”).  This Agreement will be terminated immediately upon the death or incapacity of the Consultant, and may be terminated (a) immediately, by the Consultant for any reason, at any time, upon the provision of written notice; and (b) by Duke Energy with Cause (as defined below).  In the event of the termination of this Agreement, as of the time of termination, this Agreement will be of no further force or effect, and no Party will have any liability to the other Party, except that (a) Section Three (solely with respect to any fees or expenses of Consultant for Services accrued or incurred on or prior to the date of termination but not yet paid or reimbursed in full by Duke Energy in accordance therewith) and Sections Seven, Eight, Nine and Ten will survive such termination in accordance with their terms (or, if no survival period is expressly set forth therein, indefinitely); and (b) nothing herein will relieve any party from liability for any willful breach of this Agreement prior to its termination.  For the purposes of this Section 4, “Cause” shall mean (i) a material failure by the Consultant to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with the Services set forth in this Agreement, (ii) the final conviction of the Consultant of a felony or crime involving moral turpitude, (iii) an egregious act of dishonesty by the Consultant (including, without limitation, theft or embezzlement) in connection with providing Services, or a malicious action by the Consultant toward the customers or employees of Duke Energy or any of its affiliates, (iv) a material breach by the Consultant of the Duke Energy Code of Business Ethics or any other applicable code of conduct, or (v) the failure of the Consultant to cooperate fully with governmental investigations involving Duke Energy and/or any of its affiliates.

5.              Taxes and Compliance.  As an independent contractor, the Consultant is responsible for all taxes associated with any payment he receives from Duke Energy pursuant to this Agreement and will indemnify Duke Energy and its subsidiaries, affiliates and related entities and hold them harmless in any proceeding, lawsuit, claim or demand pertaining to such taxes.  The Consultant also will comply with all applicable federal, state, and/or local laws in performing the Services requested by Duke Energy.  If the Consultant performs the Services requested by Duke Energy at one of Duke Energy’s facilities or offices, the Consultant will comply with the policies and procedures of such facilities or offices that apply to other consultants or contractors of Duke Energy who perform work on Duke Energy’s premises.  In addition, the Consultant acknowledges that, while he is providing the Services, he will be subject to the Duke Energy Code of Business Ethics and all other ethical standards and codes of conduct applicable to attorneys providing legal advice.

6.                Conflicting Engagements.  During the term of this Agreement, the Consultant will not accept employment with or perform services or work for a person or entity that Duke Energy reasonably determines, in its sole discretion, to be adverse to the interests of Duke Energy or that of its subsidiaries, affiliates or related entities.  If Duke Energy determines that the Consultant is in breach of this provision of the Agreement, it will provide written notice to the Consultant as soon as is practicable.  If the Consultant fails to discontinue the conflicting employment, work or services within ten (10) days of the date of said written notice, this Agreement will terminate as of the date specified by Duke Energy in that notice, which date will be no earlier than the date of the notice.  For the avoidance of doubt, this Section 6 does not limit the Consultant’s obligations pursuant to Sections 6 and 7 of the Separation and Settlement Agreement by and between Duke Energy and the Consultant, dated as of July 10, 2012 (the “Separation Agreement”).

7.              Confidentiality.  The Consultant may acquire or have access to confidential and proprietary information in performing the Services requested by Duke Energy.  That confidential and proprietary information may include, but is not limited to, information relating to trade secrets, inventions, products, processes, machinery, apparatus, prices, discounts, costs, business affairs, future plans or technical data belonging to Duke

Energy, those with whom Duke Energy has contracted with regarding such information, and/or the subsidiaries, affiliates or related entities of Duke Energy (the “Confidential Information”). The Consultant will not, at any time, without Duke Energy’s prior written consent, directly or indirectly, use or disclose any Confidential Information for his benefit or the benefit of any other person or entity.   The Consultant’s obligations under this provision will survive the expiration or termination of this Agreement and are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Consultant may have to Duke Energy and/or its subsidiaries, affiliates or related entities.  The Consultant will return all Confidential Information to Duke Energy at the end of the Consulting Term.

The Consultant acknowledges that the Confidential Information is and at all times remains the sole and exclusive property of Duke Energy and/or its affiliates and that Duke Energy and/or its affiliates has the exclusive right, title, and interest to its Confidential Information.  No right or license, by implication or otherwise, is granted by Duke Energy as a result of the disclosure of Confidential Information under this Agreement.  Duke Energy reserves the right at any time in its sole discretion, for any reason or no reason, to refuse to provide any further access to and to demand the return of the Confidential Information.  For the avoidance of doubt, this Section 7 does not limit the Consultant’s obligations with respect to Section 7 of the Separation Agreement.

8.        Restrictive Covenants.  The restrictive covenants set forth in Section 7 of the Separation Agreement, including, without limitation, the covenant not to compete, shall remain in full force and effect until the later of (i) the date they would expire absent this Agreement or (ii) the date the Consulting Term ends.  For purposes of clarity, the Parties acknowledge that statements by the Consultant solely to executive officers of Duke Energy shall not result in a violation of the non-disparagement provision in Section 6 of the Separation Agreement.

9.         Indemnity.  The Consultant will indemnify and hold Duke Energy and its subsidiaries, affiliates and related entities harmless from any and all claims, demands, suits, actions, causes of action, damages, losses, injuries, costs and expenses, including, but not limited to, attorneys’ fees, payments, judgments, and any and all liabilities arising, or alleged to arise, in whole or in part, from or out of, in any manner whatsoever, the willful misconduct or gross negligence of the Consultant in performing the Services requested by Duke Energy pursuant to this Agreement.  Subject to the preceding sentence, Duke Energy agrees to indemnify and hold the Consultant harmless with respect to the results of any action taken based on the advice of the Consultant, including all losses and damages resulting from any legal or regulatory action.  This provision will continue in full force and effect notwithstanding expiration or termination of this Agreement.

10.            Miscellaneous.

a)       Successors.  This Agreement will be binding on the Parties and their respective successors and permitted assigns.  Any assignment of this Agreement, in whole or in part, by the Consultant without Duke Energy’s prior written consent (in its sole discretion) will be null and void.  Nothing in this Agreement, express or implied, is intended or will be construed to confer upon any person other than the Parties any right, remedy or claim under or by reason of this Agreement.

b)        Relief.  The Parties agree that the other would be damaged irreparably in the event any of the provisions of Sections Seven and Eight were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach.  The Parties acknowledge and agree that, in the event either party breaches or threatens to breach any provision of this Agreement, the non-breaching party will be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).  The Parties hereby waive any claim that the other has an adequate remedy at law.  The Parties agree that the foregoing relief will not be construed to limit or otherwise restrict their ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.

c)          Notices.  All notices, requests, demands, consents and other communications under this Agreement will be in writing and will be delivered by hand, nationally recognized overnight courier, or registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

If to Duke Energy:

Address:	Duke Energy Corporation 550 South Tryon Street Charlotte, North Carolina 28202
Attention:	Corporate Secretary

If to the Consultant:

At the most recent address in Duke Energy’s records.

a)             Applicable Law.  This Agreement will be governed by, construed, and enforced in accordance with the procedural and substantive laws of the State of North Carolina.   Any dispute, controversy or claim arising out of or relating to this Agreement will be submitted to the state or federal court in North Carolina.

b)             Severability.  If any term or provision of this Agreement is deemed to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and conditions of this Agreement will remain in full force and effect.  If any term or provision of this Agreement is deemed to be excessively broad in scope, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law then in effect.

c)              Waiver of Breach.  No delay or omission by a Party to exercise any right under this Agreement will be construed as a waiver unless the waiver is in writing.  No waiver by either Party of any breach of this Agreement by the other Party will be construed as a waiver of any subsequent breach.

d)              Amendment.  This Agreement may not be modified except by a written document signed by both Parties.  This Agreement constitutes the entire agreement between the Parties and supersedes all previous communications, representations, and agreements, oral or written, between the Parties with respect to the subject matter of this Agreement.

e)              Counterparts.  This Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

IN WITNESS THEREOF, the Consultant has hereunto set his hand, and Duke Energy has caused these presents to be executed in its name and on its behalf.

CONSULTANT                                                                        DUKE ENERGY CORPORATION

/s/ John R. McArthur                                                                 /s/ Jennifer L. Weber___________________________

Executive Vice President

and Chief Human Resources Officer

December 28, 2012                                                                   1/4/13_______________________________________

Date                                                                                           Date